EXHIBIT 21.1

                 MID-WISCONSIN FINANCIAL SERVICES, INC
                     SUBSIDIARIES OF REGISTRANT

                                                      State of Incorporation
NAME                                                       or Organization
Mid-Wisconsin Bank (100% owned)                             Wisconsin
  - Mid-Wisconsin Investment Corporation (100% owned)       Nevada


Mid-Wisconsin Statutory Trust (100% owned)                  Delaware